Smart-tek Awarded $500,000 in Mixed Residential and Commercial Security and Surveillance Contracts

CORTE MADERA, Calif., March 31, 2006 Smart-tek Solutions, Inc. (OTCBB:STTK) announced today that its operating subsidiary Smart-tek Communications Inc. (“SCI”), has been awarded the security, voice and data contract for the King Edward Village project.  The value of the contract is in excess of $500,000.

Smart-tek is supplying and installing the low voltage system consisting of the telephone/data backbone to the buildings, CATV, integrated proximity access control, elevator access control, intercom and digital CCTV system to the King Edward Village project.  Included in the scope of work of the contract, Smart-tek will also provide rough-in voice and data cabling to the retail and commercial units.

“These are very exciting times for Smart-tek Communications, Inc and its parent company, Smart-tek Solutions, Inc”, said Perry Law, President of Smart-tek Communications.  “Not only are we preparing to introduce our RTAC-PM Bird Flu containment and monitoring system on a more global scale, but we are also continuing to have tremendous success in our residential and commercial security and surveillance products and services as evidenced by this new contract”.

This mixed use project consists of 391 residential units in two towers and approximately 28,000 sq.ft. of commercial space together with a new public library.

The King Edward Village project is being developed by Tri Power Developments Inc., a national real estate developer whose portfolio includes projects in Vancouver, Edmonton, Montreal, Halifax and New Brunswick.   Tri Power Development Inc. is the development arm for Aquilini Investment Group, who recently acquired a 50% ownership of the Vancouver Canucks NHL franchise.

More information about KING EDWARD VILLAGE can be found at http://www.kingedwardvillage.com.

More information about Tri Power Developments Inc. can be found at http://www.tripowerdevelopements.com.

More information about Aquilini Investment Group can be found at http://www.aquilini.com.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711